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                                                                    EXHIBIT 10.5

                       [HIGH STREET BANKING COMPANY LOGO]

August 7, 1997

Mr. A. C. Honeycutt, Jr.
P.O. Box 1989
Mars Hills, NC 28754

Dear A.C.:

This letter will confirm our recent conversation in which I offered you the position of Executive Vice President, Director of Risk Management for High Street Banking Company, to be located in our Asheville branch. The starting annual salary will be $92,000 which will be payable in accordance with our regular payroll practices. We will provide a two year salary continuation agreement should you terminate from High Street Banking Company for any reason other than voluntary resignation or termination for cause. You will receive a formal salary continuation agreement setting forth the specifics of this arrangement.

As Executive Vice President, Director of Risk Management, your responsibilities will involve the assurance of sound operations for High Street Banking Company which will include: assessment, development of policies and procedures, implementation and execution of those policies and procedures, and the monitoring and evaluation of Risk Management performance for all aspects of the business. In addition, you will be involved in the development of new business in areas such as Commercial and Mortgage Services.

Upon your first day of employment you will be covered by our comprehensive medical plan which will provide you with employee coverage for medical, dental, life/accidental death & dismemberment (for up to 1 times your salary), and long term disability. For your review an informational packet on most of our benefits will be sent to you separately. The long term disability coverage is currently being bid but should provide for 60'/0 of your _ salary beginning after 90 days of disability. High Street :will also provide for a sick and emergency leave policy, the details of which are still to BE DETERMINED. Family coverage for medical and dental will be available to you should you choose to contribute to the cost of this coverage.

Your vacation eligibility will carryover from your current employer, Wachovia, which we understand to be 20 days per calendar year.

1292 Hendersonville Road
Asheville, NC 28803
Tel: 704-277-5001
Fax:704-277-5021

225 4N Street, NW
Hickory, NC 28601
Tel: 704-326-7222
Fax: 704-326-7184


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Subject to approval of the Personnel and Compensation Committee and the Board of
Directors, we are planning to offer a 401(k) plan which will provide for a 100(degree)/a company match ($11$1) up to 6% of eligible salary. During 1998 your contribution level may be limited by the participation levels of lower compensated employees; however, based on some recent changes to the Federal pension laws, we expect that this limitation will not affect you after 1998.

In addition to these benefits, we expect to offer you a stock option on 5000 shares under the High Street Management Stock Option Plan, which will vest over a ten year period, with an option price of approximately $11.00 / share. This award is subject to the approval of the Personnel and Compensation Committee of the Board. You will receive an award agreement covering more specifics on this option.

As we had discussed, should High Street determine that it is in the best interest of the bank for you to be a member of a country club, High Street Banking Company will pay for the membership dues and associated costs.

High Street Banking Company does have a policy of performing a health screening, including a drug test, on new employees. Your employment will be contingent upon satisfactory results of this health screening, as well as agreement to the conditions of employment as indicated in the attached Terms and Conditions of Employment Agreement.

I look forward to your acceptance of this offer and having you join our team. If I can clarify any information for you, please do not hesitate to let me know.

                                        Sincerely,



                                        /s/ J. Edgar McFarlnd
                                        ---------------------------
                                        J. Edgar McFarland
                                        President & Chief Executive Officer